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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                                    DVI, INC.
             (Exact Name of Registrant as Specified in Its Charter)




                DELAWARE                                22-2722773
        (State of Organization)          (I.R.S. Employer Identification Number)


             500 HYDE PARK                                18901
        DOYLESTOWN, PENNSYLVANIA                        (Zip Code)
(Address of Principal Executive Offices)



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box /X/


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box / /


         SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


                                                                       NAME OF EACH EXCHANGE ON
         TITLE OF EACH CLASS TO BE SO REGISTERED                       WHICH EACH CLASS IS TO BE REGISTERED
         ---------------------------------------                       ------------------------------------

         9-7/8% Senior Notes due 2004                                  THE NEW YORK STOCK EXCHANGE, INC.

         SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE.

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ITEM 1.  DESCRIPTION OF REGISTRANT'S
         SECURITIES TO BE REGISTERED

         The description of the Registrant's securities to be registered hereunder is incorporated by reference to the information set forth under the caption "Description of Debt Securities" contained in the Registrant's prospectus included in the Registration Statement on Form S-3, as amended (File No. 333-17097), under the Securities Act of 1933, as amended (the "Securities Act") relating to the proposed public offering of up to $100,000,000 in aggregate principal amount of the Registrant's notes, debentures or other evidences of indebtedness. The final prospectus supplement, including the information set forth under the caption "Description of the Notes," to be filed pursuant to Rule 424(b) under the Securities Act shall be deemed to be incorporated herein by reference from the date of filing thereof.



ITEM 2.  EXHIBITS

         (1). Form of Indenture between the Registrant and First Trust National Association.*

         (2). First Supplemental Indenture between the Registrant and First Trust. **

         (3).     Form of Senior Note.**


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*        Filed as an exhibit to the Registrant's Registration Statement on Form
         S-3 (File No. 333- 17097) and incorporated herein by reference.

** To be filed with the New York Stock Exchange, Inc. by amendment to this Form 8-A.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    DVI, INC.




January 27, 1997                    By:  /s/ Steven R. Garfinkel
                                         ---------------------------------------
                                         Steven R. Garfinkel
                                         Executive Vice President and
                                         Chief Financial Officer


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